Exhibit 8.1

[Letterhead of Cravath, Swaine & Moore LLP]

April 14, 2006

Ladies and Gentlemen:

We have acted as special Federal tax counsel to Citibank (South Dakota), National Association (“Citibank (South Dakota)”), and Citibank (Nevada), National Association (“Citibank (Nevada)”), in connection with the filing with the Securities and Exchange Commission of a Registration Statement on Form S-3 (Registration No. 333-131355) (the “Registration Statement”). The Registration Statement registers under the Securities Act of 1933, as amended, both a collateral certificate representing an undivided interest in certain assets of the Citibank Credit Card Master Trust I (the “Collateral Certificate”) and series of notes issued by Citibank Credit Card Issuance Trust (the “Issuance Trust”) secured by the Collateral Certificate (the “Notes”).

The Collateral Certificate was issued pursuant to the Pooling and Servicing Agreement dated as of May 29, 1991, as Amended and Restated as of October 5, 2001 (as the same has been further amended, supplemented or otherwise modified through the date hereof, the “Pooling and Servicing Agreement”), among Citibank (South Dakota), as Seller and Servicer, Citibank (Nevada), as Seller, and Deutsche Bank Trust Company Americas (formerly Bankers Trust Company), as Trustee (the “Master Trust Trustee”), and a related Series Supplement to the Pooling and Servicing Agreement (the “Series 2000 Supplement”) among Citibank (South Dakota), as Seller and Servicer, Citibank (Nevada), as Seller, and the Master Trust Trustee. The Notes will be issued under an Indenture (the “Indenture”) between the Issuance Trust and Deutsche Bank Trust Company Americas (formerly Bankers Trust Company), as Trustee.

In that connection, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including (a) the Pooling and Servicing Agreement and the Series 2000 Supplement, (b) the Indenture, (c) the Collateral Certificate, (d) specimens of the Notes, (e) the Registration Statement, and (f) the form of prospectus forming part of the Registration

Statement (the “Prospectus”) and the form of prospectus supplement forming part of the Registration Statement (the “Prospectus Supplement”), each relating to the Notes.

Based upon the foregoing, we hereby confirm that the statements set forth in the Prospectus under the heading “Tax Matters” accurately describe the material Federal income tax consequences to holders of the Notes, and we hereby adopt and confirm the opinions set forth therein.

We know that we are referred to under the headings “Prospectus Summary — Tax Status”, “Tax Matters — Tax Characterization of the Notes” and “Legal Matters” in the Prospectus, and we hereby consent to such use of our name therein and to the use of this opinion for filing with the Registration Statement as Exhibits 8.1 and 23.2 thereto.

Very truly yours,

/s/ Cravath, Swaine & Moore LLP

Citibank (South Dakota), National Association

701 East 60th Street, North

Sioux Falls, South Dakota 57117

Citibank (Nevada), National Association

8725 West Sahara Avenue

Las Vegas, Nevada 89163

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